Exhibit 19.1
SPHERE 3D CORP.
INSIDER TRADING POLICY

1. Purpose of this Policy

The purpose of this Insider Trading Policy of the Company (this “Policy”) is to set forth certain policies to ensure:

•that all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Material Non-Public Information (as defined herein); and

•that all appropriate parties who have Material Non-Public Information understand that they are prohibited from Insider Trading or Tipping (as each such term is defined in Schedule “A”) under U.S. federal securities laws, other applicable law, Nasdaq listing standards and this Policy.

2. To Whom this Policy Applies

2.1    This Policy applies to all Board Members, Officers, Employees and Contractors of the Company and its Subsidiaries, their respective Affiliated Persons (as each such term is defined in Schedule “A”) as well as any other individual and their Affiliated Persons whom the Compliance Officer (as defined herein) may designate as “insiders” because they have access to Material Non-Public Information. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include all of the foregoing persons.

2.2    This Policy continues to apply to any person following the termination of such person’s service or employment with the Company until the later of: (i) 6:00 a.m. (EST) on the first Trading Day (as such term is defined in Schedule “A”) following the completion of a full Trading Day following public release of the Company’s financial results for a fiscal quarter or fiscal year by way of a news release (a “Financial News Release”); or (ii) the second Trading Day after any Material Non-Public Information known to such person at the time of termination has been publicly disclosed or is no longer material. Any person who is uncertain as to their obligations following termination should contact the Compliance Officer.

3. Responsibility for this Policy

The Company’s Board of Directors has appointed the Company’s Chief Financial Officer (the “CFO”) as the Compliance Officer (with their designees, the “Compliance Officer”) to administer this policy. The Board of Directors may update the Compliance Officer from time to time in its sole discretion. The Compliance Officer is responsible for overseeing compliance for this Policy. Changes to this Policy shall be approved by the Board of Directors. Any questions or issues which arise under this Policy shall be brought to the attention of the Board of Directors or, if time does not permit review by the Board, then to any member of the Board.

4. Confidentiality of Material Non-Public Information

4.1    “Material Non-Public Information” means information that (i) is material, in that there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or that it would significantly affect the market price of the Company’s securities, and (ii) has not been disclosed to the public in a manner making it available to investors generally. Schedule “B” contains a non-exhaustive list of examples of information that may be Material Non-Public Information.

4.2    Any person to whom this Policy applies who becomes aware of information that has the possibility of being Material Non-Public Information must immediately disclose that information to the Company’s Chief Executive Officer (the “CEO”) or the Compliance Officer.

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4.3    Any person to whom this Policy applies and who has knowledge of Material Non-Public Information must treat it as confidential until it has been publicly disclosed in a manner making it available to investors generally.

4.4    Material Non-Public Information must not be disclosed to anyone, except to persons within the Company or its affiliates whose positions require them to know it.

4.5    Tipping is prohibited.

For the avoidance of doubt, disclosure of Material Non-Public Information to analysts, institutional investors, other market professionals, or members of the press or other media is prohibited. Any selective disclosure of Material Non-Public Information to market professionals or investors must comply with Regulation FD (17 C.F.R. Part 243) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Company’s related policies regarding public communications.

4.6    In order to prevent the misuse of and inadvertent disclosure of Material Non-Public Information, the procedures set forth below should be observed at all times:

•documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

•confidential matters should not be discussed in places where the discussion may be overheard;

•transmission of documents containing Material Non-Public Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions such as a dedicated server; and

•unnecessary copying of documents containing Material Non-Public Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required.

5. Trading of Securities of the Company

5.1     All persons to whom this Policy applies are prohibited from engaging in Insider Trading and from Trading (as such term is defined in Schedule “A”) in securities in violation of this Policy. Insider Trading can result in criminal prosecution, jail time, significant fines and public embarrassment for such persons and the Company. When any person to whom this Policy applies is in possession of Material Non-Public Information about the Company, whether positive or negative, such person is prohibited from Trading (whether for such person’s own account or for the account of another) in the Company’s securities, which include common shares, share options to purchase common shares, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants and exchange-traded options), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for Trades (as such term is defined in Schedule “A”) made pursuant to plans approved by the Compliance Officer in accordance with this Policy that comply with Rule 10b5-1 under the Exchange Act.

5.2     The following pre-clearance requirements apply to Trades in securities of the Company:

(a) Board Members, Officers, Employees with direct involvement with respect to the preparation of the Company’s financial statements, administrative assistants of Officers and Employees with direct involvement with respect to the preparation of the Company’s financial statements, and such other Employees and Contractors designated pursuant to Section 5.3 must obtain the prior written approval of the Compliance Officer before executing any Trade in securities of the Company, including any exercise of compensatory share options where the underlying shares will be sold, any pledge of Company securities as
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collateral for a loan, any purchase of Company securities on margin, any arrangement to hold Company securities in a margin account, and any bona fide gift of Company securities. A request for pre-clearance must be submitted in writing to the Compliance Officer at least two (2) business days in advance of the proposed transaction. The Compliance Officer shall respond within two (2) business days of receipt; failure to respond within such period shall be deemed a denial. An approval is valid for five (5) business days from the date of approval and does not constitute a representation that the transaction is lawful under applicable securities laws. The Compliance Officer must obtain the approval of the CEO (or, if the Compliance Officer is the CEO, the approval of the CFO) before executing any Trade in securities of the Company, and may designate the CEO (or, if the Compliance Officer is the CEO, the approval of the CFO) to act as alternate or delegate when the Compliance Officer is unavailable. Note that at times the Compliance Officer may determine that no Trades may occur even during a Trading Window when pre-clearance is requested. No reasons need be provided, and the closing of the Trading Window itself may constitute Material Non-Public Information that should not be communicated.

(b) All other Employees and Contractors are not subject to pre-clearance requirements but remain subject to this Policy, including Sections 5.1 and 5.3.

5.3     The following persons shall not Trade in securities of the Company except during a Trading Window when no Blackout Period is in effect: (a) Board Members; (b) Officers; (c) Employees with direct involvement with respect to the preparation of the Company’s financial statements; (d) administrative assistants of the persons described in clauses (b) and (c); and (e) such other Employees and Contractors as may be designated from time to time by the CEO or the Compliance Officer. In addition, if at any time outside of a Trading Window the Compliance Officer, in consultation with the CEO, determines that all Material Non-Public Information has been disclosed to the public such that opening the Trading Window would not be inconsistent with this Policy, the Compliance Officer may open the Trading Window for a limited period of time.

5.4     “Trading Window” means: (a) the period of time beginning at 6:00 a.m. (EST) on the first Trading Day following the completion of a full Trading Day following a Financial News Release and ending at 11:59 p.m. (EST) on the 20th day of the last month of that quarter and (b) any other period designated by the Compliance Officer and communicated to those persons to whom this Policy applies.

“Blackout Period” means: (a) any time when Trading securities of the Company is prohibited pursuant to this Policy; and (b) any other period designated by the Compliance Officer and communicated to those persons to whom this Policy applies.

5.5     The Trading prohibitions in Sections 5.1 through 5.4 above do not apply to:

(a)the acquisition of securities through the exercise of share options or settlement of outstanding equity awards pursuant to their terms; provided, however, that this carve-out does not apply to the sale of any securities acquired through the exercise or settlement of such awards, as applicable; or

(b)the withholding by the Company of Common Shares upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements, if (i) such withholding is required by the applicable plan or award agreement, or (ii) the election to exercise such tax withholding right was made by the person in compliance with the pre-clearance procedures in Section 5.2; provided, however, that this carve-out does not apply to any open-market sale of shares to satisfy tax withholding obligations.

5.6     Notwithstanding the Trading restrictions in Sections 5.1 through 5.5 above, a person subject to this Policy may Trade in securities of the Company pursuant to a written trading plan (a “10b5-1 Plan”) that satisfies the conditions of Rule 10b5-1 under the Exchange Act, subject to the following requirements:

(a) the 10b5-1 Plan must be entered into, amended, or terminated during an open Trading Window and at a time when the person does not possess Material Non-Public Information and the 10b5-1 Plan must be
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entered into in good faith by the person, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(b) no Trades may be made under a 10b5-1 Plan until the expiration of a cooling-off period of (i) for Board Members and Officers, the later of (A) 90 days after adoption or modification of the plan and (B) two business days after the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (subject to a maximum of 120 days), and (ii) for all other persons, 30 days after adoption or modification of the plan;

(c) a person may not maintain more than one 10b5-1 Plan at the same time, except as permitted under Rule 10b5-1(c)(1)(ii)(D);

(d) a person may not enter into more than one single-trade 10b5-1 Plan during any 12-month period; and

(e) Board Members and Officers must provide a written certification to the Compliance Officer at the time of adoption of any 10b5-1 Plan confirming that (i) the person is not aware of any Material Non-Public Information, (ii) the plan is being adopted in good faith and not as part of a scheme to evade the prohibitions of this Policy, and (iii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with the trading restrictions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent such restrictions are applicable; and

(f) the 10b5-1 Plan must either (i) specify the amount of securities to be purchased or sold, the price at which and the date on which the securities are to be purchased or sold, (ii) include a written formula, algorithm or computer program for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or (iii) not permit the person to exercise any subsequent influence over how, when or whether to effect transactions; provided that any other person who, pursuant to the plan, exercises such influence must not have been aware of Material Non-Public Information when doing so.

Any 10b5-1 Plan, and any amendment or termination thereof, must be submitted to and approved by the Compliance Officer prior to effectiveness. The Compliance Officer may refuse to approve a 10b5-1 Plan, or any modification or termination thereof, as they deem appropriate, including if they determine that such plan or action does not satisfy the requirements of Rule 10b5-1. For the avoidance of doubt, the cooling-off period applies to any modification of a 10b5-1 Plan that changes the pricing, amount of securities, or timing of transactions thereunder, but does not apply to purely ministerial changes such as changes in account information or adjustments for stock splits. All persons entering into a 10b5-1 Plan must act in good faith with respect to the plan at all times. Persons considering the adoption of a 10b5-1 Plan should contact the Compliance Officer well in advance of the intended adoption date.

5.7    The prohibitions on Insider Trading and Tipping in this Policy also apply to Trades in securities of other companies. No person to whom this Policy applies may (a) Trade in securities of any other company while in possession of Material Non-Public Information about that company obtained in the course of their service or employment with the Company, or (b) disclose Material Non-Public Information about another company to any person who may Trade on the basis of that information. This includes, for example, Material Non-Public Information about the Company’s customers, suppliers, partners, acquisition targets, or other companies with whom the Company has a business relationship.

6. Additional Prohibited Transactions

The following transactions are prohibited unless authorized by the Audit Committee of the Board of Directors.

6.1    Hedging. No person to whom this Policy applies may enter into any hedging or monetization transaction with respect to securities of the Company, including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or other derivative instruments, whether or not such instruments are settable in shares of the Company. Such transactions may permit a person to continue to own Company securities without the
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full risks and rewards of ownership, and therefore may cause the person’s interests to no longer be aligned with those of other shareholders. In addition, hedging transactions in Company securities may give rise to the appearance of Trading on the basis of Material Non-Public Information. This prohibition applies whether or not a Trading Window is open.

6.2    Short Sales. No person to whom this Policy applies may sell securities of the Company “short” (i.e., selling securities that the seller does not own at the time of sale, or that are not delivered within the period required by applicable rules). Short sales of Company securities evidence an expectation that the price of the securities will decline and therefore signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may give rise to the appearance of Trading on the basis of Material Non-Public Information. Section 16(c) of the Exchange Act independently prohibits short sales by Board Members and Officers of the Company.

6.3    Pledging as collateral. No person to whom this Policy applies may use the Company’s securities as collateral in a margin account or pledge Company securities as collateral for a loan (or modify an existing pledge).

6.4    Gifts and donations. No person to whom this Policy applies may make a gift, charitable contribution or other transfer of Company securities without consideration during any period when Trading is not permitted under this Policy. For the avoidance of doubt, this applies to distributions by any limited partnership, trust or other entity subject to this Policy to its partners, beneficiaries or shareholders.

6.5    While this Policy does not prohibit persons from ever Trading in Company securities, all persons to whom this Policy applies are discouraged from engaging in short-term or speculative Trading in Company securities. Frequent Trading in Company securities based on short-range fluctuations in the market price may put the personal interests of the trader in conflict with the interests of the Company and its shareholders and may give rise to the appearance of Trading on the basis of Material Non-Public Information.

7. Additional Requirements; Section 16 Compliance

7.1    Board Members and Officers are subject to the reporting and short-swing profit recapture provisions of Section 16 of the Exchange Act. Section 16(a) requires Board Members and Officers to publicly report changes in their beneficial ownership of Company equity securities on Forms 3, 4 and 5, generally within two business days of a reportable transaction. Board Members and Officers should be aware that all changes in the amount or form of their beneficial ownership must be reported, including bona fide gifts of Company equity securities and transactions by certain family members sharing the same household. Section 16(b) requires Board Members and Officers to disgorge to the Company any profit realized on a “short-swing” transaction (i.e., a purchase and sale, or sale and purchase, of Company equity securities within any period of less than six months), regardless of intent. By law, the Company cannot waive or release any claim it may have under Section 16(b). Section 16(c) prohibits Board Members and Officers from effecting short sales of Company equity securities. The Section 16 rules are complex and present ample opportunity for inadvertent error. All Board Members and Officers are strongly urged to notify the Compliance Officer prior to any transaction or change in their beneficial ownership of Company securities so that compliance with Section 16 can be confirmed in advance. Board Members and Officers who are required to file reports under Section 16 must also inform all broker-dealers that may Trade in securities of the Company on their behalf of their status as a Section 16 reporting person, and must arrange for their broker to provide transaction information to the Compliance Officer on the same day on which any Trade order is placed or executed.

7.2    The Securities Act requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for public resales by Board Members, Officers and other persons who may be deemed “affiliates” of the Company, as well as for public resales by any holder of “restricted securities” (i.e., securities acquired in a private transaction not registered under the Securities Act). Board Members, Officers and other affiliates are subject to volume limitations (generally, no more than the greater of 1% of the outstanding shares of the class or the average weekly reported trading volume during the four calendar weeks preceding the sale), manner of sale requirements, and current public information requirements when selling Company securities into the public market. Holders of restricted securities issued by a reporting company are subject to a six-month holding period before such securities may be
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resold publicly under Rule 144. The Rule 144 requirements are technical and an inadvertent failure to comply can have serious consequences. All Board Members, Officers and other persons who may be subject to these requirements should consult with the Compliance Officer prior to any proposed sale of Company securities to confirm compliance with Rule 144.

7.3    The Company does not time the public disclosure of Material Non-Public Information, or the grant of equity awards, for the purpose of benefiting the recipients of such awards. The Board of Directors or its designated committee shall consider the Company’s possession of Material Non-Public Information when determining the timing of any equity award grant and shall determine whether a grant is appropriate under the circumstances or should be delayed or otherwise modified.

8. Consequences of Non-Compliance with this Policy

8.1     Any Board Member, Officer, Employee or Contractor who violates this Policy may face disciplinary action as is appropriate under the circumstances, including termination of his or her position for cause without notice.

8.2     Any person to whom this Policy applies who violates this Policy may have also breached securities laws and the Company may refer the matter to the appropriate regulatory authority, which could lead to the imposition of fines, penalties or imprisonment. Violation of this Policy may also lead to civil liability for damages.

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SCHEDULE “A”

The following defined terms are used in this Policy:

“Affiliated Persons” means, with respect to any Board Member, Officer, Employee or Contractor: (i) Family Members, (ii) all trusts, family partnerships and other types of entities formed for the benefit of such Board Member, Officer, Employee or Contractor or for the benefit of a member of such individual’s family and over which such individual has the ability to influence or direct investment decisions concerning securities, (iii) all persons who execute trades on behalf of such Board Member, Officer, Employee or Contractor, (iv) all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which such individual has the ability to influence or direct investment decisions concerning securities; provided, however, that this Policy not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws, including the establishment of internal information barriers to ensure that any Material Non-Public Information concerning the Company of which such Board Member, Officer, Employee or Contractor may become possessed is not shared with the persons at such entity making investment decisions with respect to securities issued by the Company; and (c) are aware that the securities laws prohibit any person or entity who has Material Non-Public Information concerning the Company from Trading in securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to Trade in securities of the Company.

“Board Member” means a member of the Board of Directors of the Company.

“Contractor” means an independent contractor engaged by the Company or any of its subsidiaries in a capacity similar to that of an employee.

“Employee” means a full-time, part-time, or contract employee of the Company or any of its subsidiaries.

“Family Members” means, with respect to any Board Member, Officer, Employee or Contractor: (a) such person’s spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household; (b) such person’s children, or such person’s spouse’s or domestic partner’s children, who do not reside in the same household but are financially dependent on such person; (c) any other family member who does not reside in the same household but whose Trade in securities of the Company are directed by such person; and (d) any other person over whose account in Company securities such person has control and to whose financial support such person materially contributes.

“Insider Trading” means (1) Trading in the securities of the Company, whether for such person’s own account or for the account of another, while in the possession of Material Non-Public Information about the Company, or (2) disclosing Material Non-Public Information about the Company to others who may Trade on the basis of that information.

“Officer” means any person identified as an officer of the Company under applicable U.S. federal securities laws, including without limitation any person required to file reports under Section 16 of the Exchange Act.

“Subsidiary” means any entity in which the Company owns, directly or indirectly, more than 50% of the outstanding voting securities or otherwise has the power to direct or cause the direction of the management and policies of such entity.

“Tipping” means the disclosure of Material Non-Public Information to third parties outside the Company.

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“Trade” or “Trading” means any purchase or sale of, or other transaction in, securities of the Company, including: purchases and sales of Company securities on the open market; purchases and sales of options, puts and calls, and other derivative securities based on or referencing securities of the Company; gifts of Company securities; loans of Company securities; hedging transactions involving or referencing Company securities; contributions of Company securities to a trust or other entity; sales of Company securities acquired upon the exercise of stock options or settlement of equity awards; broker-assisted cashless exercises of stock options or stock appreciation rights; and market sales of Company securities for the purpose of generating cash to fund the exercise of stock options or other equity awards.

“Trading Day” means any day on which Nasdaq is open for trading and on which the Trading in the Company’s securities is not halted or suspended.

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SCHEDULE “B”
Examples of Information That May Be Material

(Based on Rule 10b-5 under the Exchange Act and SEC guidance thereunder)

The following is a non-exhaustive list of examples of the types of information that may constitute Material Non-Public Information. No bright-line standard can address every situation that may arise, and any question as to whether particular information is material should be resolved in favor of materiality and Trading should be avoided until the question is resolved.

Changes in corporate structure

•changes in share ownership that may affect control of the company

•changes in corporate structure such as major reorganizations or mergers

•tender offers or going-private transactions

Changes in financial results

•projections of future earnings or losses, or other earnings guidance

•a significant increase or decrease in near-term earnings prospects

•unexpected changes in the financial results for any period

•potential restatements of the Company’s financial statements, changes in auditors, or auditor notification that the Company may no longer rely on an auditor’s audit report

•shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs

•changes in the value or composition of the Company’s assets

•any material change in the Company’s accounting policies

Changes in capital structure

•the public or private sale of additional securities

•planned repurchases or redemptions of securities

•planned splits of common shares or offerings of warrants or rights to buy shares

•any share consolidation, share exchange, or stock dividend

•changes in a Company’s dividend payments or policies

•the possible initiation of a proxy fight

•material modifications to the rights of security holders

Changes in business and operations

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•any significant development that affects the Company’s resources, technology, products or markets
•a significant change in capital investment plans or corporate objectives

•major labor disputes or disputes with major contractors or suppliers

•significant new contracts, products, patents, or services or significant losses of contracts or business

•changes to the Board of Directors or executive management, including the departure of the Company’s CEO, CFO, CTO or COO (or persons in equivalent positions)

•the commencement of, or developments in, material legal proceedings or regulatory matters

•waivers of corporate ethics and conduct rules for officers, directors, and other key employees

•any notice that reliance on a prior audit is no longer permissible

•de-listing of the Company’s securities from Nasdaq or transfer to another exchange or quotation system

Acquisitions and dispositions

•significant acquisitions or dispositions of assets, property or joint venture interests

•acquisitions of other companies, including a tender offer for, or merger with, another company

Changes in credit arrangements

•the borrowing or lending of a significant amount of money

•any mortgaging or encumbering of the Company’s assets

•defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors

•changes in rating agency decisions

•significant new credit arrangements

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